EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS, INC. ANNOUNCES MANAGEMENT CHANGES

AUSTIN, TX, June 14, 2006 — HealthTronics, Inc. (NASDAQ: HTRN) today announced that James S. B. Whittenburg has been appointed as President – Urology Services division.

Mr. Whittenburg joined HealthTronics in early 2004 as Senior Vice President of Development and General Counsel. Since December 2005, Mr. Whittenburg served as President of HealthTronics’ specialty vehicles division. Prior to his current position, Mr. Whittenburg was heavily involved with the Company’s urology services business. His primary focus will be strengthening our physician relationships and driving value in our core business.

Sam B. Humphries, President and Chief Executive Officer, stated, “We are quite pleased that James will be leading our Urology Services division. He has worked extensively with this division and its physician partnerships over the past several years.”

Mr. Humphries continued, “Christopher B. Schneider, who previously served a dual role as Chief Operating Officer, Urology Services Division and as President, Medical Device division, will now devote his full attention to managing the newly-named “Medical Products” division and will serve as its President. The Medical Products division has been expanded to include capital equipment, medical devices, anatomical pathology and research & development.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures and distributes medical products. The Company also manufactures specialty vehicles used for the transport of high technology medical devices, broadcast & communications equipment and the Homeland Security marketplace. For more information, visit www.healthtronics.com.

Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. John Q. Barnidge, Sr. Vice President & CFO John.barnidge@healthtronics.com (512) 314-4554 www.healthtronics.com